                                                                EXHIBIT 16.2

October 4, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for iPCS, Inc. and, under the date of March 31, 2004, we reported on the consolidated financial statements of iPCS, Inc. as of and for the year ended September 30, 2002. In December 2003, we were notified that iPCS, Inc. engaged Deloitte & Touche as its principal accountant for the year ending September 30, 2003, and that the auditor-client relationship with KPMG would cease upon completion of the audit of iPCS, Inc.'s consolidated financial statements as of and for the year ended September 30, 2002, and the issuance of our report thereon. On March 31, 2004, we issued our report on the consolidated financial statements as of and for the year ended September 30, 2002, and therefore, the auditor-client relationship ceased. We have read iPCS, Inc.'s statements included in the third paragraph under the "Change in Independent Registered Public Accounting Firm" section of its Amendment No. 2 to Form S-1 dated October 4, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the statement in the first sentence in the third paragraph that the board of directors approved the engagement of Deloitte & Touche.


Very truly yours,

/s/ KPMG LLP
------------
KPMG LLP